Exhibit (h.19) Amendment No. 3 to Transfer Agency Interactive Client Services Agreement

Amendment No. 3 to

Transfer Agency Interactive Client Services Agreement

This Amendment No. 3 to Transfer Agency Interactive Client Services Agreement (the “Amendment”) is made this 17 day of July, 2013, between Heartland Group, Inc., a Maryland corporation (the “Fund”) and ALPS Fund Services, Inc., a Colorado corporation (“ALPS”).

WHEREAS, the Fund is a registered open-end management investment company organized as a series corporation offering a number of portfolios of securities (each a “Portfolio” and collectively, the “Portfolios”);

WHEREAS, the Fund and ALPS are party to a Transfer Agency Interactive Client Services Agreement dated August 13, 2008, as previously amended October 1, 2008 and December 2, 2010 (the “TA ICS Agreement”), whereby the Fund retained ALPS to provide interactive transfer agency services to the Fund; and

WHEREAS, on or about April 29, 2013, the Heartland International Value Fund became a Portfolio of the Fund and the Fund seeks to have ALPS provide interactive transfer agency services to that Portfolio.

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained, the Fund and ALPS agree as follows:

1.	List of Portfolios. Appendix A (List of Portfolios) of the TA ICS Agreement is deleted in its entirety and replaced with the Appendix A (List of Portfolios) attached hereto.

2.	Entire Agreement. All terms, conditions, representations and warranties contained in the TA ICS Agreement are incorporated herein by reference and the Fund, the Adviser and ALPS hereby agree that unless specified elsewhere in this Amendment, all terms, conditions, representations and warranties contained in this Amendment and in the TA ICS Agreement, as previously amended, constitute the entire understanding between the parties hereto, and supersede any prior understanding or agreements between the parties related to the services contemplated in the TA ICS Agreement, as previously amended.

3.	Choice of Law. This Amendment shall be governed by, and construed and enforced in accordance with the laws of the State of Colorado, without giving effect to the choice of laws provisions thereof.

4.	Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.	Defined Terms. All capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the TA ICS Agreement, as amended.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the date first set forth above.

ALPS FUND SERVICES, INC.

By:	/s/ Jeremy O. May
Jeremy O. May, President

HEARTLAND GROUP, INC.

By:	/s/ Paul T. Beste
Name:	Paul T. Beste
Title:	V.P.

Appendix A

List of Portfolios

Heartland Value Fund

Heartland Value Plus Fund

Heartland Select Value Fund

Heartland International Value Fund